4 Significant Underlying Value of Owned Properties

UNFI Owned Properties Summary

Distribution Center	Owned Square Footage (in thousands)
Atlanta, GA	312
Auburn, CA	148
Chesterfield, NH	300
Dayville, CT	317
Gilroy, CA	438
Greenwood, IN	308
Howell Township, NJ	397
Hudson Valley, NY	500
Iowa City, IA	260
Prescott, WI	299
Racine, WI	434
Richburg, SC	342
Ridgefield, WA	237
Rocklin, CA	469
West Sacramento, CA	212
West Sacramento, CA	85
Total Square Footage	**~5.5 million**

- **$415 million appraisal value of owned UNFI property per appraisals completed in September 2018**

+

SUPERVALU Owned Properties Summary

Distribution Center[1]	Owned Square Footage (in thousands)
Hopkins, MN	1,847
Mechanicsville, VA	1,192
Tacoma, WA	683
Fort Wayne, IN	856
Quincy, FL	787
Pittsburgh, PA	771
Ocala, FL	673
Anniston, AL	456
Indianola, MS	540
Stevens Point, WI	431
Fargo, ND	324
Santa Fe Springs, CA	295
Billings, MT	239
Anniston, AL	231
Bismarck, ND	210
West Newell, IL	174
St. Louis, MO[2]	547
Total Square Footage	**~13.3 million[3]**

- **SVU square footage shown pro forma for announced sale-leaseback transactions for eight distribution centers, totaling approximately six million square feet with gross proceeds of approximately $483 million before costs and taxes.[4]**

Lenders benefit from significant collateral value as part of the combination

(1) Excludes certain real estate under agreement to sell.
(2) St. Louis distribution center is currently classified as held for sale and is reported in discontinued operations
(3) All owned real estate, including retail locations and office space. As of SVU FYE 2018.
(4) Sale leaseback transactions on seven of eight properties under agreement have closed to date and the proceeds from such sales have been used to repay SVU debt

27 | The UNFI Difference

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